AMENDMENT NO. 1 TO MASTER REPURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of March 16, 2009 (this “Amendment”), to that certain Master Repurchase Agreement, dated as of November 21, 2008 (as amended, restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Repurchase Agreement,” and as amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among CT BSI FUNDING CORP. (“CT BSI”) and CAPITAL TRUST, INC. (“Capital Trust”), as sellers (collectively, the “Sellers”), JPMORGAN CHASE FUNDING INC., as buyer (“Buyer”) and JPMORGAN CHASE BANK, N.A., as affiliated hedge counterparty (the “Affiliated Hedge Counterparty”).  Capitalized terms used but not otherwise defined herein shall have the meanings specified therefor in the Repurchase Agreement.

RECITALS

WHEREAS, Sellers and Buyer are parties to the Existing Repurchase Agreement;

WHEREAS, Capital Trust is party to that certain Master Repurchase Agreement, dated as of July 29, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “MS Repurchase Agreement”), by and among Capital Trust, CT RE CDO 2004-1 SUB, LLC, CT RE CDO 2005-1 SUB, LLC and CT XLC HOLDING, LLC, as sellers (in such capacity, collectively, the “MS Sellers”) and MORGAN STANLEY BANK, as buyer (“Morgan Stanley”);

WHEREAS, Capital Trust is party to that certain Master Repurchase Agreement, dated as of October 24, 2008 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “JPMCB Repurchase Agreement”; together with the Repurchase Agreement, collectively, the “JPM Repurchase Agreements”), by and among CT BSI and Capital Trust, as sellers (in such capacity, collectively, the “JPMCB Sellers”; together with the Sellers, collectively, the “JPM Sellers”) and JPMORGAN CHASE BANK, N.A., as buyer (“JPMCB”; and together with Buyer, collectively, the “JPM Parties”);

WHEREAS, Capital Trust is party to that certain Master Repurchase Agreement, dated as of July 30, 2007 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Citigroup Repurchase Agreement,” and together with the  JPMorgan Repurchase Agreements and the MS Repurchase Agreement, the “Senior Secured Facilities”), by and among Capital Trust, as seller (together with JPM Sellers and the MS Sellers, the “CT Parties”) and CITIGROUP GLOBAL MARKETS INC. and CITIGROUP FINANCIAL PRODUCTS INC., as buyers (collectively, “Citigroup”, and together with the JPM Parties and Morgan Stanley, the “Secured Plan Participants”);

WHEREAS, Sellers and Buyer have agreed, subject to the terms and conditions hereof, that the Existing Repurchase Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Sellers and Buyer agree as follows:

SECTION 1. Amendments to Master Repurchase Agreement.

(a)           Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of “Buyer’s Margin Amount”, “EBITDA”, “EBITDA to Fixed Charge Ratio”, “Fixed Charges”, “Interest Expense”, “Leverage”, “Net Assets”, “Net Income”, “Margin Deadline”, “Margin Deficit”, “Margin Deficit Notice”, “Minimum Transfer Amount”, “Senior Recourse Indebtedness”, “Tangible Net Worth”, “Total Indebtedness” and “Total Non-Securitized Indebtedness” in their entirety.

(b)           Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Income” in its entirety and inserting in lieu thereof the following:

“Income” shall mean, with respect to any Purchased Asset at any time, any Principal Income thereof and all Interest Income thereon.

(c)           Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Maturity Date” in its entirety and inserting in lieu thereof the following:

“Maturity Date” shall mean March 16, 2010 or such earlier date on which this Agreement shall terminate in accordance with the provisions thereof or hereof or by operation of law; provided, however, that if the applicable conditions set forth in Article 3(m) shall have been satisfied, the Maturity Date shall be extended to the applicable date set forth in Article 3(m) of this Agreement.

(d)           Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Repurchase Price” in its entirety and inserting in lieu thereof the following:

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to a Seller; such price will be determined in each case as the sum of the (i) Purchase Price of such Purchased Asset (as increased by any other additional funds advanced in connection with such Purchased Asset); (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination; (iii) any other amounts due and owing by any Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; (iv) if such Repurchase Date is not a Remittance Date, any Breakage Costs payable in connection with such repurchase; (v) any amounts that would be payable to (a positive amount) a Qualified Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of LTCV; and (vi) any amounts that would be payable to (a positive amount) an Affiliated Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of LTCV (and not in connection with an actual repurchase of a Purchased Asset).  In addition to the forgoing, the Repurchase Price shall be increased by any other additional funds advanced in connection with such Purchased Asset and decreased by (A) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce such Repurchase Price and (B) any other amounts paid to Buyer by a Seller to reduce such Repurchase Price.

(e)           Article 2 of the Existing Repurchase Agreement is hereby amended by appending the following sentence to the definition of “Subsidiary”:

“Notwithstanding the foregoing, Subsidiary shall not include investment funds managed by a Seller or subsidiaries of same or investment funds of which a Seller controls the general partner or managing member thereof or subsidiaries of same (except for those investment funds or subsidiaries of same of which a Seller directly or indirectly owns at least a majority of the securities or other ownership interests therein).”

(f)           Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Transaction Documents” in its entirety and inserting in lieu thereof the following:

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Custodial Agreement, the Interim Servicing Agreement, the Depository Agreement, the Warrant, all Hedging Transactions and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

(g)           Article 2 of the Existing Repurchase Agreement is hereby amended by inserting the following new definitions in proper alphabetical order:

“Additional Restricted Cash” shall mean, to the extent otherwise constituting Unrestricted Cash, any cash or Cash Equivalent of Capital Trust and its Subsidiaries (i) that is required to be trapped pursuant to the other Senior Secured Facilities or the terms of any other loan agreement, repurchase agreement, or other extension of credit, (ii) that is received in anticipation of a disbursement by Capital Trust or any of its Subsidiaries to a Person other than Capital Trust or any Subsidiary within one (1) Business Day, (iii) that is provided as cash collateral to support letters of credit and bank guarantees, customs and other import duties in the ordinary course of business of Capital Trust or any of its Subsidiaries or (iv) that, if distributed or paid, would result in the insolvency of Capital Trust.

“Amendment No. 1” shall mean that certain Amendment No. 1 to this Agreement, dated as of March 16, 2009, among Sellers and Buyer.

“Amendment No. 1 Effective Date” shall mean the “Amendment Effective Date”, as defined in Section 2 of Amendment No. 1.

“Bonds” shall mean all Purchased Assets designated as “bonds” in Exhibit XV.

“Capital Trust” shall mean Capital Trust, Inc.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (e) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.

“Citigroup Repurchase Agreement” shall have the meaning specified in Amendment No. 1.

“Collateral Value” shall mean, as of any date of determination, in respect of any Purchased Asset, (a) in the case of Bonds, as determined by Buyer in its sole discretion exercised in good faith and (b) in the case of Purchased Assets other than  Bonds, the Initial Value of such Purchased Assets, adjusted by taking into account credit risk (including, without limitation, information relating to the sponsor or tenant for such Purchased Asset or other information relating to the likelihood of payment of such Purchased Asset; any alleged violation of Environmental Laws; any bankruptcy filings, casualty loss, or condemnation affecting or impacting the Underlying Mortgaged Property; any bankruptcy filing or other act of insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any Underlying Mortgaged Property that is senior to, or pari passu with, the rights of Buyer in such Purchased Asset; any payment of principal and/or interest are more than 60 days past due under any mortgage note affecting any Underlying Mortgaged Property or such Purchased Asset (without giving effect to any waiver by the lender thereunder); any modification of the Underlying Mortgaged Property or to the related loan documents (or any financing senior thereto); any market comparables for any Underlying Mortgaged Property) applicable to such Purchased Asset; but excluding market risk (e.g., interest rate risk) applicable to the Purchased Asset; provided, however, that Buyer may take into account any performance assumptions with respect to such Purchased Asset (including, without limitation: the sponsorship thereof; projections as to default probabilities and estimated losses; changes in the cash flow generated by the Underlying Mortgaged Property; the ultimate collectibility of the Purchased Asset if held to maturity; for assets held or to be held by the Custodian, the failure to deliver the Purchased Asset Documents to the Custodian in accordance with the terms of this Agreement and the Custodial Agreement; whether the Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to a Seller for a period in excess of twenty (20) calendar days without the consent of Buyer; and a breach of any of the representations and warranties regarding the Purchased Asset contained in Article 10(b)(x)(D) or Exhibit VI, in each case in its sole discretion exercised in good faith; and provided further, that the Collateral Value, without giving effect to such increase, shall in no event exceed one hundred percent (100%) of the outstanding principal balance of the related Purchased Asset.

“CT Cash Account” shall mean one or more deposit accounts established by Capital Trust with Merrill Lynch, Pierce, Fenner & Smith Incorporated or Bank of America, N.A.

“Defaulted Collateral Asset” shall mean a Purchased Asset with respect to which (a) a monetary default has occurred or (b) an acceleration or foreclosure (including, in the case of Senior Mortgage Loans, Mezzanine Loans, B-Notes or Junior Interests, a foreclosure of the Underlying Mortgaged Property) has been declared or commenced, and, in either case, such Transaction has not been returned to performing status within 90 days; provided that Defaulted Collateral Assets shall not include (a) any Bonds, and (b) any Purchased Asset with a Collateral Value or allocated borrowing of zero.

“Excess Cash” shall mean an amount, if any, by which Unrestricted Cash exceeds the sum of (a) $25,000,000 and (b) the aggregate amount of Unfunded Commitments.

“Future Advances” shall mean Capital Trust’s commitment to make future advances on Purchased Assets and assets under other Senior Secured Facilities as specified therefor on Exhibit XV.

“Initial Advance Rate” shall mean, with respect to each Purchased Asset, a rate as specified therefor on Exhibit XV hereto.

“Initial LTCV” shall mean the LTCV, calculated as of the Amendment No. 1 Effective Date.

“Initial Mark” shall mean, with respect to each Purchased Asset, a percentage as specified therefor on Exhibit XV hereto.

“Initial Value” shall mean, with respect to each Purchased Asset, a value equal to the product of (i) the “Face Amount” for such Purchased Asset as specified therefor on Exhibit XV hereto and (ii) the Initial Mark for such Purchased Asset.

“Interest Allocation Percentage” shall mean, initially, 65%, or, if the Maturity Date is extended pursuant to Article 3(m) and beginning on the first day after the original Maturity Date, such other percentage as agreed to in good faith among Sellers and the Secured Plan Participants, in each case, in their commercially reasonable discretion.

“Interest Income” shall mean, with respect to any Purchased Asset at any time, all interest, dividends or other distributions thereon.

“JPM Indebtedness” shall mean all Indebtedness from time to time owed by Seller to Buyer or any Affiliate of Buyer including, without limitation, under this Agreement, the JPMCB Repurchase Agreement, Hedging Transaction or any repurchase, loan or other agreement between Buyer, or an Affiliate of Buyer, and any of the Sellers.

“JPMorgan Account” shall mean the Sellers’ account number 230-254-632, held with JPMorgan Chase Bank, N.A.

“JPMorgan Repurchase Agreements” shall have the meaning specified therefor in Amendment No. 1.

“Lehman Facility” shall mean that certain Amended and Restated Loan and Security Agreement, dated as of September 10, 2008, between Capital Trust, as borrower, and Lehman Commercial Paper Inc. as lender.

“Liquidity” shall mean, on any date of determination, the sum of (A) the consolidated amount of Unrestricted Cash of Capital Trust and its Subsidiaries on such date, and (B) the incremental amount of borrowings Capital Trust and its Subsidiaries are, as of such date, permitted to borrow pursuant to the terms of existing committed Indebtedness of Capital Trust or its Subsidiaries in effect on such date, as to which all conditions precedent have been satisfied and which borrowings do not require the discretionary consent of the applicable lender, counterparty, credit provider or any other Person.

“LTCV” shall mean, as of any date of determination, the ratio (expressed as a percentage) of the aggregate Repurchase Price for all Purchased Assets to the aggregate Collateral Value of all Purchased Assets.

“Maximum Outstanding Amount” shall mean, for all Transactions related to the JPM Repurchase Agreements, an amount equal to $276,005,779.85; provided that solely for purposes of Article 3(m), the Maximum Outstanding Amount may be adjusted pursuant to Article 5.

“Minimum Release Price” shall mean, for any Purchased Asset, an amount equal to the greater of (a) the lesser of (i) the Initial Value of such Purchased Asset, (ii) the Collateral Value for such Purchased Asset as of the date that Capital Trust notifies Buyer of its intent to sell, dispose, transfer or refinance such Purchased Asset pursuant to a Permitted Disposition, and (iii) 110% of the Repurchase Price of such Purchased Asset and (b) the Repurchase Price.

“Net Proceeds” shall mean, with respect to any Permitted Disposition, or the incurrence or issuance of any Indebtedness permitted by Article 11(n), the aggregate amount of cash received by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

(a)           reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions that, in each case, are actually paid at the time of receipt of such cash to a Person that is not a Subsidiary or Affiliate of any of the Sellers or any of their respective Subsidiaries or Affiliates;

(b)           the amount of taxes payable in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority within 90 days after the date of receipt of such cash; and

(c)           in the case of any Permitted Disposition, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Indebtedness (other than Indebtedness under or in respect of the Transaction Documents) that is secured by a Lien on the property and assets subject to such Permitted Disposition and is required to be repaid under the terms of such Indebtedness as a result of such Permitted Disposition, in each case, to the extent that the amounts so deducted are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of any of the Sellers or any of their Affiliates;

provided that, any and all amounts so deducted by any such Person pursuant to clauses (a) through (c) of this definition shall be properly attributable to such transaction or to the property or asset that is the subject thereof; provided, further, that if, at the time any of the taxes referred to in clause (b) are actually paid or otherwise satisfied, and the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement.

“Permitted Disposition” shall mean the sale, transfer, disposition or refinancing of any Purchased Asset by Capital Trust in accordance with Article 11(d); provided that (a) the Net Proceeds from such sale, transfer, disposition or refinancing shall be no less than the Minimum Release Price for such Purchased Asset; (b) 100% of the Net Proceeds from such Permitted Disposition is applied pursuant to Article 5 hereof; (c) any sale, transfer or disposition of Purchased Assets be made to a bona fide third party or, with Buyer’s prior written approval, to an Affiliate of Capital Trust; and (d) no Purchased Asset may be refinanced without the prior written approval of Buyer.

“Principal Income” shall mean, with respect to any Purchased Asset at any time, any principal thereon and all payments actually received by Buyer on account of Hedging Transactions.

“Secured Plan Facilities Obligations” shall mean the sum of the aggregate amount of all obligations owed by Capital Trust or any Affiliate of Capital Trust under the JPM Repurchase Agreements, the MS Repurchase Agreement and the Citigroup Repurchase Agreement.

“Secured Plan Participants” shall have the meaning specified therefor in the recitals to Amendment No. 1.

“Senior Secured Facilities” shall have the meaning specified therefor in the recitals to Amendment No. 1.

“Senior Unsecured Facility” shall mean that certain Credit Agreement, dated as of March 22, 2007, by and among Capital Trust as borrower, WestLB AG, New York Branch, as administrative agent, and the lenders party thereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Unfunded Commitments” shall mean, as of any date, an amount equal to the sum of Capital Trust’s unfunded commitments to make Future Advances and meet future capital calls for CT Opportunity Partners I, LP as of such date.

“Unrestricted Cash” shall mean (a) cash and Cash Equivalents that would not appear in the consolidated financial statements of Capital Trust, prepared in accordance with GAAP, as a line item on the balance sheet as “restricted cash” or similar caption minus (b) any Additional Restricted Cash.

“Unsecured Lenders” shall mean the lenders party to the Senior Unsecured Facility.

“Valuation Test Date” shall have the meaning specified in Article 4.

“Valuation Test Failure” shall have the meaning specified in Article 4.

“Valuation Test Period” shall have the meaning specified in Article 4.

“Warrant” shall mean that certain Warrant, dated as of March 16, 2009, made by Capital Trust in favor of JPMorgan Chase Funding, Inc.

(h)           Article 4 of the Existing Repurchase Agreement is hereby amended by deleting Article 4(a) in its entirety and inserting in lieu thereof the following:

“(a)          On the first Business Day of each month, beginning on September 1, 2009 (each such date, a “Valuation Test Date”), Buyer will determine the Collateral Value of each Purchased Asset.  If on any Valuation Test Date, the LTCV exceeds 1.15 times the Initial LTCV (a “Valuation Test Failure”), Sellers shall, within five (5) Business Days following such Valuation Test Date, make a prepayment in reduction of the Repurchase Price of such Purchased Asset, such that after giving effect to such prepayment, the LTCV, as re-determined by Buyer, shall not exceed 1.15 times the Initial LTCV.  All prepayments in reduction of such Repurchase Price shall be applied by Buyer in its sole discretion.  If Sellers are not able to cure a Valuation Test Failure within five (5) Business Days after the applicable Valuation Test Date, then Sellers shall cooperate with Buyer to select one or more Purchased Assets to liquidate and will use commercially reasonable efforts, taking into account the rights and interests of Buyer, to expeditiously commence the liquidation process for same.  If the Valuation Test Failure is not cured within 60 days from the initial failure, an Event of Default will occur; provided that if Sellers provide Buyer with a copy of an executed asset sale or refinancing agreement, acceptable to Buyer in its sole discretion, prior to the end of such 60-day period in respect of the selected Purchased Assets, Buyer may, at its option, grant a one-time 15-day extension to cure such Valuation Test Failure (such 60-day period and any 15-day extension, a “Valuation Test Period”).  Notwithstanding the above, in the event that a Purchased Asset becomes a Defaulted Collateral Asset, a Valuation Test will be performed at that time, and the provisions of this Article 4 shall apply.”

(i)           Article 3(m) of the Existing Repurchase Agreement is hereby amended by deleting subsection (a) thereof in its entirety and inserting in lieu thereof the following new subsection (a):

“(m)         (i) Notwithstanding the definition of Maturity Date herein, Sellers may, in their sole discretion by notice to Buyer between 90 and 20 days prior to the originally scheduled Maturity Date, extend the Maturity Date with respect to all of the Transactions until the first (1st) anniversary of the originally scheduled Maturity Date (all of the other terms and conditions of such Transactions remaining the same) provided that the following conditions precedent are satisfied as of the date of the effectiveness of such extension: (1) the aggregate Repurchase Price for all Purchased Assets under the JPM Repurchase Agreements as of the date of such extension are less than or equal to the Maximum Outstanding Amount, (2) no Defaults or Events of Default have occurred and are continuing, or would be caused by such extension under this Agreement and (3) Sellers and the Secured Plan Participants have agreed to a new Interest Allocation Percentage; provided further, that, if conditions (1) through (3) are met and if any extension request is made during a Valuation Test Period, such extension shall be provisionally granted until the end of such Valuation Test Period, and such extension shall be granted only if no Valuation Test Failure exists as of the end of such Valuation Test Period.

(ii)           Notwithstanding the foregoing, if the initial Maturity Date shall have been extended pursuant to Article 3(m)(i), Sellers may request, between 90 and 20 days prior to the extended Maturity Date, and subject to the written approval of Buyer in its sole and absolute discretion given no later than ten (10) days prior to the extended Maturity Date (any failure by Buyer to deliver such notice of its approval to an extension to Sellers shall be deemed a denial of Sellers’ request to extend the Maturity Date) provided that in any event, the following conditions precedent are satisfied as of the date of the effectiveness of such second extension: (1) no Defaults or Events of Default have occurred and are continuing, or would be caused by such extension under this Agreement and (2) Sellers and the Secured Plan Participants have agreed to a new Interest Allocation Percentage; provided further, that if conditions (1) and (2) or any other conditions then required by Buyer in its sole discretion (including, without limitation, requirements of additional payments, prepayments, revaluations of Collateral Value for any Purchased Asset or delivery of additional documents) are met and if any extension request is made during a Valuation Test Period, such extension may be provisionally granted by Buyer, in its sole and absolute discretion, until the end of such Valuation Test Period, and such extension may be granted by Buyer, in its sole and absolute discretion, only if no Valuation Test Failure exists as of the end of such Valuation Test Period.

(iii)          Notwithstanding any extension to the Maturity Date as described in this Article 3(m), if the Repurchase Date for a Transaction is extended by agreement of the Buyer and Sellers, Buyer and Sellers shall execute a new Confirmation containing the same pricing terms as the original Confirmation and the extended Repurchase Date for the Transaction.”

(j)           Article 5 of the Existing Repurchase Agreement is hereby amended by deleting the phrase “Articles 5(c) through 5(f) of this Agreement” in Article 5(a) in its entirety and inserting “Articles 5(c) and (d) of this Agreement”.

(k)           Article 5 of the Existing Repurchase Agreement is hereby amended by deleting Articles 5(c) through (f) in their entirety and inserting in lieu thereof the following:

“(c)         Principal Income.  Sellers shall cause (1) all Principal Income in respect of the Purchased Assets and (2) 100% of all Net Proceeds in respect of Permitted Dispositions of Purchased Assets, in each case, to be deposited directly in the Depository Account.  Such Principal Income shall be applied within one (1) Business Day following receipt by Buyer as follows: (i) first, pro rata, (A) to remit to Buyer an amount equal to the Price Differential which has accreted and is outstanding in respect of all of the Purchased Assets and (B) solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty related to such Purchased Asset, to such Affiliated Hedge Counterparty an amount equal to any accrued and unpaid amounts due to such Affiliated Hedge Counterparty under such Hedging Transaction related to such Purchased Asset, (ii) second, to make a payment to Buyer on account of any other amounts (other than Repurchase Price) due and payable to Buyer under the Agreement and the other Transaction Documents, (iii) third, to make a payment to Buyer on account of the Repurchase Price of the Purchased Assets in respect of which such Principal Income is received, until the Repurchase Price for each such Purchased Asset has been reduced to zero, (iv) fourth, to make a payment to Buyer on account of the Repurchase Price of all other Purchased Assets until the Repurchase Price for such other Purchased Assets has been reduced to zero, each such payment to be allocated in Buyer’s sole discretion among those Purchased Assets with respect to which the Repurchase Price has not been reduced to zero; (v) fifth, to make a payment to JPMCB on account of the Repurchase Price of all other Purchased Assets related to the JPMCB Repurchase Agreement until the Repurchase Price for such Purchased Assets has been reduced to zero, each such payment to be allocated in JPMCB’s sole discretion; and (vi) sixth, to remit to the applicable Seller the remainder.

(d)           Interest Income.  Sellers shall cause all Interest Income in respect of the Purchased Assets to be deposited directly in the Depository Account.  Such Interest Income shall be applied monthly by Buyer as follows:

(i) so long as no Event of Default shall have occurred and be continuing, (1) first, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all the Purchased Assets and (B) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to a Purchased Asset, (2) second, to make a payment to Buyer on account of any other amounts (other than Repurchase Price) due and payable to Buyer under the Agreement and the other Transaction Documents, (3) third, to make a payment to Buyer on account of the Repurchase Price of all Purchased Assets, each such payment to be allocated in Buyer’s sole discretion among those Purchased Assets with respect to which the Repurchase Price has not been reduced to zero, in an amount equal to the product of the Interest Allocation Percentage multiplied by the difference between (x) the total Interest Income received by Sellers during such month and (y) the Price Differential otherwise actually paid by Sellers to Buyer during such month, and (4) fourth, to remit to the applicable Seller the remainder; and

(ii) if an Event of Default shall have occurred and be continuing, (1) first, pro rata, (A) to remit to Buyer an amount equal to the Price Differential which has accreted and is outstanding in respect of all of the Purchased Assets and (B) to any Affiliated Hedge Counterparty, any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset, (2) second, to make a payment to Buyer on account of any other amounts (other than Repurchase Price) due and payable to Buyer under the Agreement and the other Transaction Documents, (3) third, to make a payment to Buyer on account of the Repurchase Price of all Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero, each such payment to be allocated in Buyer’s sole discretion among those Purchased Assets with respect to which the Repurchase Price has not been reduced to zero; (4) fourth, to make a payment to JPMCB on account of the Repurchase Price of all other Purchased Assets related to the JPMCB Repurchase Agreement until the Repurchase Price for such Purchased Assets has been reduced to zero, each such payment to be allocated in JPMCB’s sole discretion and (5) fifth, to remit to the applicable Seller the remainder.

(e)           Control Rights.  So long as no Event of Default shall have occurred and be continuing, and subject to the terms of the Transaction Documents and Article 11(g) hereof, each Seller shall retain the right to take all actions under the Transaction Documents and to retain all contact with the relevant Mortgagor.

(f)           Excess Cash.  At the end of each calendar quarter, Capital Trust shall make a payment to Buyer on account of the Repurchase Price of all Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero, each such payment to be allocated in Buyer’s sole discretion among those Purchased Assets with respect to which the Repurchase Price has not been reduced to zero, in an amount equal to (i) Excess Cash as of the last day of such calendar quarter, multiplied by (ii) the ratio of the aggregate outstanding Repurchase Price for all Purchased Assets to the aggregate Secured Plan Facilities Obligations as of such date.

(g)           Future Advances.  Notwithstanding anything contained herein or in any other Transaction Document to the contrary, as of the Amendment No. 1 Effective Date, Buyer shall have no obligation to make any Future Advances and Capital Trust will fund 100% of all Future Advances.  Solely for purposes of Article 3(m) hereof, after each funding of Future Advances in respect of Purchased Assets by Capital Trust, the Maximum Outstanding Amount will be increased by an amount equal to the product of: (a) the amount of such Future Advance actually funded by Capital Trust, (b) the Initial Mark for the applicable Purchased Asset, (c) the Initial Advance Rate for such Purchased Asset and (d) 50%.”

(l)           Article 3(b)(ii)(K) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“(K)           Buyer shall have determined, in its sole and absolute discretion, that no Valuation Test Failure shall exist, either immediately prior to or after giving effect to the requested Transaction, calculated as of the date of such Transaction;”

(m)           Article 3(b)(ii) of the Existing Repurchase Agreement is hereby amended by deleting the word “and” at the end of subparagraph (T), replacing the period at the end of subparagraph (U) with the words “; and” and inserting the following as a new Article (V):

“(V)           Buyer shall have determined the Initial Advance Rate, Initial Mark, Initial Value, Purchase Price and Pricing Rate and any other information listed in Exhibit XV hereto with respect to such Eligible Asset and shall have amended Exhibit XV to reflect such determinations.”

(n)           Article 3(f) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“(f)           Each Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that no Default or Event of Default shall exist (other than a Default or Event of Default that (a) relates solely to the Purchased Assets to be released and (b) will no longer exist after giving effect to such release) and either (x) Seller shall have paid all sums then due under the Transaction relating thereto (including any sums related to Hedging Transactions with respect to such Purchased Asset) or (y) Buyer shall have applied 100% of the Net Proceeds from a Permitted Disposition pursuant to Article 5 hereof, then upon (i) the relevant Seller’s payment in full of the Repurchase Price or the application of such Net Proceeds pursuant to Article 5 hereof, and (ii) receipt by Buyer of a written request from such Seller for the release of such Purchased Asset, Buyer shall as soon as practicable release (and Buyer shall reasonably cooperate with such Seller to facilitate reasonable escrow arrangements to facilitate a simultaneous release of) the related Purchased Asset Documents and the related Purchased Asset and any liens related thereto to such Seller or, to the extent necessary to facilitate future savings of mortgage tax in states that impose mortgage taxes, assign such liens as such Seller shall request, provided that any such assignments shall be without expense, recourse, representation or warranty of any kind except that Buyer shall represent and warrant that such Purchased Asset has not been previously assigned by Buyer.  At Sellers’ expense, Buyer shall with reasonable promptness, after a written request from Seller, execute any document or instrument necessary to effectuate such release or assignment.

(o)           Article 7(c) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:  “[Reserved]”.

(p)           Article 10(b)(viii) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“No Valuation Test Failure; No Defaults.  No Valuation Test Failure exists and no Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.”

(q)           Article 11(d) of the Existing Repurchase Agreement is hereby amended by appending the following proviso at the end thereof:

“; provided, however, that a Seller may request from time to time, subject to Buyer’s approval in Buyer’s sole determination, to sell participation interests in its interests in the Purchased Assets in connection with a Permitted Disposition, the sale of which participation interests shall be arm’s length transactions and subject to such terms and conditions as Buyer in its sole discretion shall require; provided further, that Buyer (i) retains an interest in the tranche or participation that is not sold or refinanced pursuant to such Permitted Disposition, subject to the terms of this Agreement or (ii) shall maintain a security interest in such tranche or participation that is not sold or refinanced pursuant to such Permitted Disposition; and provided further, that such Seller complies in all respects with the Purchased Asset Document delivery requirements contained in this Agreement and the Custodial Agreement;”

(r)           Article 11(g) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“(g)         amend, modify or otherwise agree to any change in the applicable documents for any Purchased Asset, the Underlying Mortgaged Property or other underlying collateral thereunder, without the prior written consent of Buyer other than in accordance with Article 28.”

(s)           Article 11 of the Existing Repurchase Agreement is hereby amended by deleting Articles 11(l) through (p) in their entirety and inserting in lieu thereof the following new Articles 11(l) through (t):

“(l)           No Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of any Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of any Seller, either directly or indirectly, whether in cash or property or in obligations of any Seller or any of Subsidiary of a Seller, except to the minimum extent required for a Seller to maintain its status as a real estate investment trust and, to the extent permitted, such distribution shall be made in equity in lieu of cash; provided, that any Seller may make distributions to Capital Trust or any other wholly-owned Subsidiary of Capital Trust;

(m)           without the prior written consent of Buyer, no Seller shall, nor permit any Subsidiary to, originate, acquire or invest in any new stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person except to (i) make co-investments in future funds of which Capital Trust (or its Affiliates) is the sponsor or manager, and (ii) make protective investments to defend existing Purchased Assets or assets subject to another Senior Secured Facility or that are pledged as collateral security for the Senior Unsecured Facility.  With respect to co-investments, (i) no investments will be permitted in the first six (6) months following the Amendment No. 1 Effective Date, (ii) the projected base management fees generated by the proposed future fund over the first 36 months must equal or exceed the co-investment commitment, and (iii) the total amount of co-investment capital for all such proposed future funds may not exceed $10,000,000 without the prior written approval of Buyer.  With respect to protective investments made in respect of Purchased Assets or assets subject to another Senior Secured Facility, the amount of each investment may not exceed $5,000,000 per Purchased Asset, transaction or asset.  With respect to protective investments made in respect of assets pledged as collateral security for the Senior Unsecured Facility, the aggregate amount of such investments may not exceed $1,000,000;

(n)           no Seller shall, nor permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than the Indebtedness already incurred as of the Amendment No. 1 Effective Date; provided, that additional Indebtedness may be incurred by Sellers or any of their Subsidiaries and so long as the following conditions are satisfied: (i) to the extent that the Indebtedness is incurred in connection with a Permitted Disposition, the Net Proceeds of such Permitted Disposition are applied in accordance to Article 5, (ii) to the extent that such new Indebtedness is unsecured (and subordinate to all obligations owed by the applicable Seller under any Secured Plan Facility or the Senior Unsecured Facility) or incurred through the pledge of unencumbered assets, 100% of the Net Proceeds of such Indebtedness are deposited in the CT Cash Account and (iii) to the extent that such new Indebtedness is recourse Indebtedness, only to the extent that it replaces existing recourse Indebtedness or is subordinate to all obligations owed to Buyer (and to the extent such Indebtedness is not subject to clause (i) above, 100% of the Net Proceeds of such Indebtedness are deposited in the CT Cash Account);

(o)           permit, for all employees of Capital Trust and its Subsidiaries, other than the CEO, COO & CFO, total cash compensation (including base salary and bonus), in the aggregate to exceed $5.8 million.  Subject to the limitation in the preceding sentence, compensation for individual employees shall be determined by Capital Trust in its sole discretion.  For Capital Trust’s CEO, COO & CFO, (i) base salaries shall remain the same as in effect in 2008, and (ii) any cash bonus will be approved based upon performance metrics designed to create alignment with the interests of the Secured Plan Participants and the Unsecured Lenders and must be approved by unanimous consent of a committee comprised of (x) a representative selected by the Secured Plan Participants, (y) the administrative agent of the Senior Unsecured Facility and (z) a representative selected by the board of directors of Capital Trust;

(p)           permit John Klopp and Stephen Plavin to discontinue their current employment with their current respective responsibilities throughout the term of this Agreement; provided that if both John Klopp and Stephen Plavin are no longer so employed, replacement(s) acceptable to Buyer in its sole and absolute discretion shall be appointed within 30 days after their departure;

(q)           permit the Liquidity of Capital Trust, at all times, to be less than $7,000,000 in 2009 or less than $5,000,000 thereafter;

(r)           (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Seller or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(s)           agree to (i) any amendment or modification to any Senior Secured Facility or the Senior Unsecured Facility that relates to the subject matter of Amendment No. 1 or would materially and adversely impair the interests of the Buyer without the prior written consent of Buyer or (ii) any proposed waiver to any Senior Secured Facility or the Senior Unsecured Facility without providing prior written notice to Buyer;

(t)           agree to any amendment or modification to the Lehman Facility without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed; and

(u)           establish and/or maintain any deposit account (other than any deposit accounts specifically relating to the Purchased Assets or any asset or collateral subject to any Senior Secured Facility or the Senior Unsecured Facility) with financial institutions that are Secured Plan Participants or Unsecured Lenders; provided that the Sellers may maintain the JPMorgan Account so long as (i) no more than $1,000,000 may remain in the JPMorgan Account at any time, (ii) no Seller may transfer any funds into the JPMorgan Account from any CT Cash Account, (iii) any funds deposited in the JPMorgan Account will be transferred to a CT Cash Account within two (2) Business Days from receipt of such funds in the JPMorgan Account and (iv) all funds in the JPMorgan Account will be transferred to a CT Cash Account and the JPMorgan Account will be closed on or before December 31, 2009.  For the avoidance of doubt, the Depository Account and Collection Account and any other deposit account relating to Purchased Assets may be established and maintained at any financial institution selected by Buyer in its sole discretion.”

(t)           Article 11 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety the final paragraph thereto and inserting in lieu thereof the following:

“Compliance with covenants (m), (o) and (q) this Article 11 must be evidenced by financial statements and by a compliance certificate furnished together therewith as further provided in Article 12(j)(ii) below, and compliance with all such covenants are subject to verification by Buyer.  All of the financial tests and covenants in this Agreement will be measured based on the consolidated position of Capital Trust, Inc. and its Subsidiaries.”

(u)           Article 12(j) of the Existing Repurchase Agreement is hereby amended by deleting the word “and” at the end of subparagraph (iii), replacing the period at the end of subparagraph (iv) with the words “; and”, renumbering the existing Article 12(j)(v) as Article 12(j)(vi) and inserting the following as a new Article 12(j)(v):

“(v)         Without duplicating the reports provided under Articles 12(j)(i) through (iv), (A) certified quarterly financial statements and audited annual financial statements prepared in accordance with GAAP filed within SEC mandated time frames, (B) within thirty (30) Business Days following the end of each calendar month commencing with April 2009, unaudited monthly financial statements, (C) within ten (10) Business Days following the end of each calendar month, reports on asset level performance for each Purchased Asset, and (D) promptly, following any reasonable request therefor, reports of such other information regarding each Seller’s operations, business affairs and financial condition, or compliance with the terms of this Agreement.  Any reports provided above will include, without limitation, details of Sellers’ cash accounts at each quarter end and a schedule of each Seller’s Excess Cash, Unrestricted Cash and Unfunded Commitments.  Sellers agree to provide Buyer with an annual budget no later than 60 days after the end of each fiscal year.”

(v)           Article 12(t) of the Existing Repurchase Agreement is hereby amended by (i) deleting the phrase “margin call in excess of $7,500,000 that is delivered to it under any other repurchase agreement” and replacing it with the phrase “Valuation Test Failure under any other Senior Secured Facility” and (ii) deleting the phrase “knowledge of such margin call” and replacing it with the phrase “knowledge of such Valuation Test Failure”.

(w)           Article 12 of the Existing Repurchase Agreement is hereby amended by inserting the following as a new Article 12(u) and (v):

“(u)         Seller shall cure any Valuation Test Failure in accordance with Article 4 hereof.

(v)           Sellers acknowledge that Buyer shall, until all Repurchase Obligations are satisfied and this Agreement terminates pursuant to its terms, maintain control over the Depository Account subject to the terms of the Depository Agreement.  At Sellers’ expense, Buyer may require that Sellers establish a new Depository Account at a depository institution selected by Buyer in its sole discretion and such new Depository Account shall be the “Depository Account” for all purposes hereunder.”

(x)           Article 13 of the Existing Repurchase Agreement is hereby amended by deleting Article 13(a)(iii) in its entirety and inserting in lieu thereof the following new subsection (iii):

“any Seller shall fail to cure any Valuation Test Failure in accordance with Article 4 of this Agreement;”

(y)           Article 13(a) of the Existing Repurchase Agreement is hereby amended by deleting subsection (ix) and (x) in their entirety and inserting in lieu thereof the following new subsections:

“(ix)         any event or condition occurs that results in (i) any obligation or liability of any Seller under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party (other than JPM Indebtedness), whether singly or in the aggregate, in excess of $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (after the expiration of all grace or cure periods) the beneficiaries of, the holder or holders of, or any other party to any such indebtedness or contract, or any trustee or agent on its or their behalf, to cause any such obligation or liability to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any monetary default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, credit facility or other obligation of a Seller (other than JPM Indebtedness) if the aggregate amount of such credit facility, contract or other obligation in respect of which such monetary default shall have occurred is at least $1,000,000; provided that this Event of Default shall not apply to secured indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such indebtedness;

(x)           any Seller shall be in default under any JPM Indebtedness of such Seller to Buyer or any of its present or future Affiliates, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness;”

(z)           The Existing Repurchase Agreement is hereby amended by inserting Exhibit A attached hereto as a new Exhibit XV in proper alphabetical order.

SECTION 2. Other Agreements.

(a)           From and after the Amendment Effective Date (as defined below), JPMorgan Chase Bank, N.A. will be deemed to be a party to the Existing Repurchase Agreement in its capacity as the Affiliated Hedge Counterparty.  In its capacity as the Affiliated Hedge Counterparty, JPMorgan Chase Bank, N.A. shall have all the rights, powers and obligations of an Affiliated Hedge Counterparty under the Existing Repurchase Agreement as if it had executed the Existing Repurchase Agreement.  All references to the Affiliated Hedge Counterparty in the Existing Repurchase Agreement and the other Transaction Documents shall be deemed to be references to JPMorgan Chase Bank, N.A. in its capacity as the Affiliated Hedge Counterparty.

(b)           The Affiliated Hedge Counterparty acknowledges that it has received a copy of the Existing Repurchase Agreement and each other Transaction Document.

(c)           All notices and other communications provided for in the Existing Repurchase Agreement and each other Transaction Document shall be delivered to it at its address set forth below its signature to this Amendment.  All such notices and other communications shall be delivered in the manner and be effective as described in Article 16 of the Existing Repurchase Agreement.

SECTION 3. Conditions Precedent.  This Amendment shall become effective on the date (the “Amendment Effective Date”) on which (1) all the representations and warranties made by Sellers in this Amendment are true and correct and (2) Buyer shall have received:

(a)           this Amendment, executed and delivered by a duly authorized officer of each of Sellers and Buyer;

(b)           payment of the Upfront Paydown in accordance with that certain Amendment No.1 to the JPMCB Repurchase Agreements;

(c)           the Warrant, executed and delivered by a duly authorized officer of Capital Trust;

(d)           legal opinions from counsel to the Sellers dated as of the date hereof addressed to Buyer and its successors and assigns (i) as to the enforceability of the Repurchase Agreement, as amended by this Amendment, and (ii) as to each Seller’s authority to execute, deliver and perform its obligations under the Repurchase Agreement as amended hereby, in each case, in form and substance acceptable to Buyer in its reasonable discretion;

(e)           evidence, satisfactory to the Buyer in its sole discretion, of the payment in full of all obligations owed by any Seller under, and the termination of, the credit facilities identified on Schedule I hereto;

(f)           a copy of an amendment to the Senior Unsecured Facility, executed and delivered by a duly authorized officer of the parties thereto, in form and substance acceptable to Buyer in its sole discretion; and

(g)           for the account of Buyer, payment and reimbursement for all of Buyer’s corresponding costs and expenses incurred in connection with this Amendment, all prior amendments and modifications to the Repurchase Agreement, any other documents prepared in connection herewith and therewith and the transactions contemplated hereby and thereby.

SECTION 4. Representations and Warranties.  On and as of the date first above written, each of Sellers hereby represents and warrants to Buyer that (a) it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, (b) after giving effect to this Amendment, no Default or Event of Default under the Repurchase Agreement has occurred and is continuing, and (c) after giving effect to this Amendment, the representations and warranties contained in Article 10 of the Repurchase Agreement are true and correct in all material respects as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above written, in which case it shall be true and correct in all material respects as of such other date).

SECTION 5. General Release.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller, for: (i) itself, (ii) any parent or Subsidiary thereof, and (iii) the respective partners, officers, directors, shareholders, successors and assigns of all of the foregoing persons and entities,

(a)           hereby releases and forever discharges Buyer and each of its subsidiaries, affiliates, its past, present and future officers, directors, agents, employees, partners, managers, shareholders, servants, attorneys and representatives, as well as their, successors, assigns, their respective heirs, legal representatives, legatees, predecessors-in-interest, successors and assigns, of and from any and all actions, claims, demands, damages, debts, suits, contracts, agreements, losses, liabilities, indebtedness, causes of action either at law or in equity, obligations of whatever kind or nature, accounts, defenses, and offsets against liabilities and obligations, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever occurring on or prior to the date hereof arising out of or relating to any matter or thing whatever, including without limitation, such claims and defenses as fraud, misrepresentation, breach of duty, mistake, duress, usury, claims pertaining to so-called “lender liability,” and claims pertaining to creditor’s rights, which such party ever had, now has, or might hereafter have against the other, jointly or severally, for or by reason of any matter, act, omission, cause or thing whatsoever occurring, on or prior to the date of this Amendment, that is related to, in whole or in part, directly or indirectly, the Transactions, the Repurchase Agreement, the Transaction Documents and this Amendment; and

(b)           warrants, represents and acknowledges that it has no defenses to the payment of, nor any right to set off against, all or any of the amounts due and owing under the Transaction Documents, nor any counterclaims or other rights of action against Buyer of any kind whatsoever, including, without limitation, any right to contest any of the following: the enforceability, applicability or validity of any provisions of the Transaction Documents, Buyer’s right to all proceeds of the Purchased Assets, the existence, validity, enforceability, or perfection of any security interest or mortgage in favor of Buyer, the conduct of Buyer in administering the Transaction Documents and any legal fees and expenses incurred by the Buyer under the Repurchase Agreement, the other Transaction Documents or this Amendment.

SECTION 6. Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment.  Each reference to Repurchase Agreement in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.

SECTION 7. Override Provision.  Notwithstanding any provision in the Repurchase Agreement to the contrary, which are hereby pro tanto superseded and modified or replaced mutatis mutandis to the extent of any inconsistency, the provisions in this Amendment shall apply from and after the date hereof.

SECTION 8. Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 9.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

CT BSI FUNDING CORP.

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

Signature Page to Amendment No. 1 to JPMCF Master Repurchase Agreement

JPMORGAN CHASE FUNDING INC., as Buyer

By:	/s/ Gerald M. McCrink
Name: Gerald M. McCrink
Title: Authorized Signer

JPMORGAN CHASE BANK, N.A., as Affiliated Hedge Counterparty

By:	/s/ Kunal K. Singh
Name: Kunal K. Singh
Title: Vice President

Address for notices: JPMORGAN CHASE BANK, N.A. 4 New York Plaza, 22nd Floor New York, New York 10004 Attention: Ms. Nancy S. Alto Telephone: (212) 623-7109 Telecopy: (212) 623-7714

Signature Page to Amendment No. 1 to JPMCF Master Repurchase Agreement

Schedule I

Closeout Facilities

1.           Amended and Restated Master Repurchase Agreement, dated as of August 15, 2006, between Capital Trust, as seller, and Goldman Sachs Mortgage Company (“Goldman”), as buyer, as supplemented by that certain Amended and Restated Annex I to Amended and Restated Master Repurchase Agreement, dated as of October 30, 2007.

2.           Master Repurchase Agreement, dated as of October 30, 2007, between Capital Trust, as seller, and Goldman, as buyer, as supplemented by that certain Annex I to Master Repurchase Agreement, dated as of October 30, 2007.

Schedule I